Exhibit 19.1

Serina Therapeutics, Inc.

Insider Trading Policy

Introduction

During the course of your relationship with Serina Therapeutics, Inc. (“Serina”), you may receive material information that is not yet publicly available (“material nonpublic information”) about Serina or other publicly traded companies that Serina has business relationships with. Material nonpublic information may give you, or someone you pass that information on to, a leg up over others when deciding whether to buy, sell or otherwise transact in Serina’s securities or the securities of another publicly traded company. This policy sets forth guidelines with respect to transactions in Serina securities by our employees, directors and third-party consultants or contractors who may become aware of material non-public information (“designated consultants”) and the other persons subject to this policy as described below.

Statement of Policy

It is the policy of Serina that an employee, director or designated consultant of Serina (or any other person subject to this policy) who is aware of material nonpublic information relating to Serina may not, directly or indirectly:

1.	engage in any transactions in Serina’s securities, except as otherwise specified under the heading “Exceptions to this Policy” below;

2.	recommend the purchase or sale of Serina’s securities;

3.	disclose material nonpublic information to persons within Serina whose jobs do not require them to have that information, or outside of Serina to other persons, such as family, friends, business associates and investors, unless the disclosure is made in accordance with Serina’s policies regarding the protection or authorized external disclosure of information regarding Serina; or

4.	assist anyone engaged in the above activities.

The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to Serina at the time of the transaction.

The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve Serina’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

It is also important to note that the laws prohibiting insider trading are not limited to trading by the insider alone; advising others to trade on the basis of material nonpublic information is illegal and squarely prohibited by this policy. Liability in such cases can extend both to the “tippee”—the person to whom the insider disclosed material nonpublic information—and to the “tipper,” the insider himself or herself. In such cases, you can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, it is the policy of Serina that no employee, director or designated consultant of Serina (or any other person subject to this policy) may either (a) recommend to another person that they buy, hold or sell Serina’s securities at any time or (b) disclose material nonpublic information to persons within Serina whose jobs do not require them to have that information, or outside of Serina to other persons (unless the disclosure is made in accordance with Serina’s policies regarding the protection or authorized external disclosure of information regarding Serina).

In addition, it is the policy of Serina that no employee, director or designated consultant of Serina (or any other person subject to this policy) who, in the course of working for Serina, learns of or is otherwise aware of material nonpublic information about another publicly traded company with which Serina does business, including a supplier, partner or collaborator of Serina, may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this policy, except as specifically noted above or below.

Transactions Subject to this Policy

This policy applies to all transactions in securities issued by Serina, as well as derivative securities that are not issued by Serina, such as exchange-traded put or call options or swaps relating to Serina’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of Serina’s common stock in the public market but also any other purchases, sales, transfers or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities and distributions of securities by an investment fund to its equity holders) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

Persons Subject to this Policy

This policy applies to you and all other employees, directors and designated consultants of Serina and its subsidiaries. This policy also applies to members of your immediate family, persons with whom you share a household, persons who are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, e.g., a venture or other investment fund, if you influence, direct or control transactions by the fund). The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy.

Material Nonpublic Information

Material information

It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.

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There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:

●	financial results or forecasts;

●	status of product or product candidate development or regulatory approvals;

●	clinical data relating to products or product candidates;

●	timelines for pre-clinical studies or clinical trials;

●	acquisitions or dispositions of assets, divisions or companies;

●	public or private sales of debt or equity securities;

●	stock splits, dividends or changes in dividend policy;

●	gain or loss of a significant licensor, licensee or supplier; and

●	changes or new corporate partner relationships or collaborations.

●	notice of issuance or denial of patents;

●	regulatory developments;

●	management or control changes;

●	employee layoffs;

●	a disruption in Serina’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;

●	accounting restatements; and

●	litigation or settlements.

When information is considered public

The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the Securities and Exchange Commission (the “SEC”), or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after two full trading days have elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Tuesday, then you may execute a transaction in our securities following the close of regular trading hours (i.e., 4:00pm Eastern Time) on Thursday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities following the close of regular trading hours on Friday. Depending on the particular circumstances, Serina may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information.

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Quarterly Trading Blackouts

Because our workplace culture tends to be open, odds are that the vast majority of our employees, directors and designated consultants will possess material nonpublic information at certain points during the year. To minimize even the appearance of insider trading among our employees, directors and designated consultants we have established “quarterly trading blackout periods” during which Serina employees, directors, designated consultants and their Related Persons—regardless of whether they are aware of material nonpublic information or not—may not conduct any trades in Serina securities. That means that, except as described in this policy, all Serina employees, directors, designated consultants and their Related Persons will be able to trade in Serina securities only during limited open trading window periods that generally will begin after two full trading days have elapsed since the public dissemination of Serina’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Serina securities if you are otherwise in possession of material nonpublic information.

For purposes of this policy, each “quarterly trading blackout period” will generally begin at the end of the day that is the last day of the third month of the fiscal quarter and end after two full trading days have elapsed since the public dissemination of Serina’s financial results for that quarter. Please note that the quarterly trading blackout period may commence early or may be extended if, in the judgment of the Chief Executive Officer, Chief Financial Officer or General Counsel, there exists undisclosed information that would make trades by Serina employees, directors and designated consultants inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.

A Serina employee, director or designated consultant who believes that special circumstances require him or her to trade during a quarterly trading blackout period should consult the General Counsel or Chief Financial Officer. Permission to trade during a quarterly trading blackout period will be granted only where the circumstances are extenuating, the General Counsel or Chief Financial Officer concludes that the person is not in fact aware of any material nonpublic information relating to Serina or its securities, and there appears to be no significant risk that the trade may subsequently be questioned.

Event-Specific Trading Blackouts

From time to time, an event may occur that is material to Serina and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Chief Executive Officer, Chief Financial Officer or General Counsel may not trade in Serina’s securities. In that situation, Serina will notify the designated individuals that neither they nor their Related Persons may trade in Serina’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading blackout.

The quarterly and event-specific trading blackouts do not apply to those transactions to which this policy does not apply, as described under the heading “Exceptions to this Policy” below.

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Exceptions to this Policy

This policy does not apply in the case of the following transactions, except as specifically noted:

1. Option Exercises. Persons subject to this policy may exercise options granted under Serina’s equity compensation plans for cash or, where permitted under the option, by net exercise or by delivery to Serina of already-owned Serina stock. However, this exception does not apply to any sale of stock as part of a broker-assisted cashless exercise, or any other market sale whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

2. Tax Withholding. This policy does not apply to the surrender of shares directly to Serina to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of options or other equity awards granted under Serina’s equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

3. 10b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as permitted by Serina, employees, directors and consultants may establish a trading plan under which a broker is instructed to buy and sell Serina securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of Serina securities pursuant to that plan may be made at any time—even in a trading blackout period. An employee’s, director’s or consultant’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of Serina at a time when they were unaware of any material nonpublic information relating Serina and when Serina was not otherwise in a trading blackout period. Moreover, all Trading Plans and any other trading arrangement that (i) specifies the amount of Serina securities to be purchased or sold and the price at which and the date on which the Serina securities were to be subsequently purchased or sold, (ii) includes a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which the Serina securities were to be purchased or sold, or (iii) does not permit the employee, director or designated consultant to exercise any influence over how, when or whether to effect purchases or sales of Company securities (a “non-Rule 10b5-1 trading arrangement”) must be reviewed and approved by Serina before being adopted or modified to confirm that the Trading Plan or non-Rule 10b5-1 trading arrangement complies with all pertinent company policies and the securities laws. All employees, directors or designated consultants shall notify Serina immediately upon the termination or expiration of a Trading Plan or non-Rule 10b5-1 trading arrangement.

Special and Prohibited Transactions

1. Inherently Speculative Transactions. No Serina employee, director or designated consultant may engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to Serina’s stock.

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2. Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Serina employee, director or designated consultant to continue to own Serina’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Serina employee, director or designated consultant may no longer have the same objectives as Serina’s other shareholders. Therefore, Serina employee, director and designated consultants are prohibited from engaging in any such transactions.

3. Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Serina’s securities, Serina employee, director and designated consultants are prohibited from holding Company Securities in a margin account or otherwise pledging Serina’s securities as collateral for a loan.

4. Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Serina employee, director or designated consultant is in possession of material nonpublic information. Serina therefore discourages placing standing or limit orders on Serina’s securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Blackouts” and “Event-Specific Trading Blackouts” provisions above.

Pre-Clearance and Advance Notice of Transactions

In addition to the requirements above, officers, directors and other applicable members of management who have been notified that they are subject to pre-clearance requirements face a further restriction: Even during an open trading window, they may not engage in any transaction in Serina’s securities without first obtaining pre-clearance of the transaction from Serina’s General Counsel or Chief Financial Officer or his or her designee at least two business days in advance of the proposed transaction. The General Counsel or Chief Financial Officer or his or her designee will then determine whether the transaction may proceed and, if so, will direct the Compliance Coordinator (as identified in Serina’s Section 16 Compliance Program) to help comply with any required reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within five business days will require new pre-clearance. Serina may choose to shorten this period.

Persons subject to pre-clearance must also give advance notice of their plans to exercise an outstanding stock option to the Compliance Coordinator or General Counsel or Chief Financial Officer. Once any transaction takes place, the officer, director or applicable member of management must immediately notify the Compliance Coordinator and any other individuals identified under the heading “Notification of Execution of Transaction” in Serina’s Section 16 Compliance Program so that Serina may assist in any Section 16 reporting obligations.

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Short-Swing Trading, Control Stock and Section 16 Reports

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are described in Serina’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

Policy’s Duration

This policy continues to apply to your transactions in Serina’s securities or the securities of other public companies engaged in business transactions with Serina even after your relationship with Serina has ended. If you are aware of material nonpublic information when your relationship with Serina ends, you may not trade Serina’s securities or the securities of other applicable companies until the material nonpublic information has been publicly disseminated or is no longer material. Further, if you leave Serina during a trading blackout period, then you may not trade Serina’s securities or the securities of other applicable companies until the trading blackout period has ended.

Individual Responsibility

Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about Serina and to not engage in transactions in Serina’s securities while aware of material nonpublic information. Each individual is responsible for making sure that he or she complies with this policy, and that any family member, household member or other person or entity whose transactions are subject to this policy, as discussed under the heading “Persons Subject to this Policy” above, also comply with this policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of Serina or any employee or director of Serina pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by Serina for any conduct prohibited by this policy or applicable securities laws. See “Penalties” below.

Penalties

Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by Serina, including termination of employment. Anyone who has questions about this policy should contact their own attorney or Serina’s General Counsel or Chief Financial Officer. Please also see Frequently Asked Questions, which are attached as Exhibit A.

Amendments

Serina is committed to continuously reviewing and updating its policies and procedures. Serina therefore reserves the right to amend, alter or terminate this policy at any time and for any reason. A current copy of the Serina’s policies regarding insider trading may be obtained by contacting the Compliance Coordinator.

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Exhibit A

Insider Trading Policy

Frequently Asked Questions

1. What is insider trading?

A: Generally speaking, insider trading is the buying or selling of stocks, bonds, futures or other securities by someone who possesses or is otherwise aware of material nonpublic information about the securities or the issuer of the securities. Insider trading also includes trading in derivatives (such as put or call options) where the price is linked to the underlying price of a company’s stock. It does not matter whether the decision to buy or sell was influenced by the material nonpublic information, how many shares you buy or sell, or whether it has an effect on the stock price. Bottom line: If you are aware of material nonpublic information about Serina or another publicly traded company that Serina has business relationships with and you trade in Serina’s or such other company’s securities, you have broken the law.

2. Why is insider trading illegal?

A: If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the market. This ensures that there is an even playing field by requiring those who are aware of material nonpublic information to refrain from trading.

3. What is material nonpublic information?

A: Information is material if it would influence a reasonable investor to buy or sell a stock, bond future or other security. This could mean many things: financial results, clinical or regulatory results, potential acquisitions or major contracts to name just a few. Information is nonpublic if it has not yet been publicly disseminated within the meaning of our insider trading policy.

4. Who can be guilty of insider trading?

A: Anyone who buys or sells a security while aware of material nonpublic information, or provides material nonpublic information that someone else uses to buy or sell a security, may be guilty of insider trading. This applies to all individuals, including officers, directors and others who don’t even work at Serina. Regardless of who you are, if you know something material about the value of a security that not everyone knows and you trade (or convince someone else to trade) in that security, you may be found guilty of insider trading.

5. Does Serina have an insider trading policy?

A: Yes, the insider trading policy is available to read on our website at www.SerinaTherapeutics.com.

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6. What if I don’t buy or sell anything, but I tell someone else material nonpublic information and they buy or sell?

A: That is called “tipping.” You are the “tipper” and the other person is called the “tippee.” If the tippee buys or sells based on that material nonpublic information, both you and the “tippee” could be found guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members and the “tippee” might be found guilty of insider trading too. To prevent this, you may not discuss material nonpublic information about the company with anyone outside Serina, including spouses, family members, friends or business associates (unless the disclosure is made in accordance with Serina’s policies regarding the protection or authorized external disclosure of information regarding Serina). This includes anonymous discussions on the internet about Serina or companies with which Serina does business.

7. What if I don’t tell them the information itself; I just tell them whether they should buy or sell?

A: That is still tipping, and you can still be responsible for insider trading. You may never recommend to another person that they buy, hold or sell Serina’s common stock or any derivative security related to Serina’s common stock, since that could be a form of tipping.

8. What are the sanctions if I trade on material nonpublic information or tip off someone else?

A: In addition to disciplinary action by Serina —which may include termination of employment—you may be liable for civil sanctions for trading on material nonpublic information. The sanctions may include return of any profit made or loss avoided as well as penalties of up to three times any profit made or any loss avoided. Persons found liable for tipping material nonpublic information, even if they did not trade themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees as well as a penalty of up to three times that amount. In addition, anyone convicted of criminal insider trading could face prison and additional fines.

9. What is “loss avoided”?

A: If you sell Serina or a related derivative security before negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.

10. Am I restricted from trading securities of any companies other than Serina, for example a partner or competitor of Serina?

A: Possibly. U.S. insider trading laws generally restrict everyone aware of material nonpublic information about a company from trading in that company’s securities, regardless of whether the person is directly connected with that company, except in limited circumstances. Therefore, if you have material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at Serina, you sometimes obtain sensitive, material information about other companies and their business dealings with Serina.

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11. So if I do not trade Serina securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?

A: Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. For example, employees and consultants may violate our policies by breaching their confidentiality obligations or by recommending Serina stock as an investment, even if these actions do not violate securities laws. Our policies are stricter than the law requires so that we and our employees and consultants can avoid even the appearance of wrongdoing. Therefore, please review the entire policy carefully.

12. So when can I buy or sell my Serina securities?

A: If you are aware of material nonpublic information, you may not buy or sell our Serina until two full trading days have passed after that information is released or announced to the public. At that point, the information is considered publicly disseminated for purposes of our insider trading policy. Even if you are not aware of any material nonpublic information, you may not trade our common stock during any trading “blackout” period. Our insider trading policy describes the quarterly trading blackout period, and additional event-specific trading blackout periods may be announced by email.

13. If I have an open order to buy or sell Serina securities on the date a blackout period commences, can I leave it to my broker to cancel the open order and avoid executing the trade?

A: No, unless it is in connection with a 10b5-1 trading plan (see Question 26 below). If you have any open orders when a blackout period commences other than in connection with a 10b5-1 trading plan, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after a blackout period commences not in connection with a 10b5-1 trading plan, you will have violated our insider trading policy and may also have violated insider trading laws.

14. Am I allowed to trade derivative securities of Serina’s common stock?

A: No. Under our policies, you may not trade in derivative securities related to our common stock, which include publicly traded call and put options. In addition, under our policies, you may not engage in short selling of our common stock at any time.

“Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include “put options” and “call options.” These are different from employee options and other equity awards granted under our equity compensation plans, which are not derivative securities for purposes of our policy.

“Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is realized if the stock price decreases during the period of borrowing.

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15. Why does Serina prohibit trading in derivative securities and short selling?

A: Many companies with volatile stock prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in stock prices, without actually holding the underlying common stock, and encourages speculative trading. We are dedicated to building stockholder value, short selling our common stock conflicts with our values and would not be well-received by our stockholders.

16. Can I purchase Serina securities on margin or hold them in a margin account?

A: Under our policies, you may not purchase our common stock on margin or hold it in a margin account at any time.

“Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.

17. Why does Serina prohibit me from purchasing Serina securities on margin or holding them in a margin account?

A: Margin loans are subject to a margin call whether or not you possess material nonpublic information at the time of the call. If a margin call were to be made at a time when you were aware of material nonpublic information and you could not or did not supply other collateral, you may be liable under insider trading laws because of the sale of the securities (through the margin call). The sale would be attributed to you even though the lender made the ultimate determination to sell. The U.S. Securities and Exchange Commission takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.

18. Can I pledge my Serina shares as collateral for a personal loan?

A: No. Pledging your shares as collateral for a personal loan could cause the pledgee to transfer your shares during a trading blackout period or when you are otherwise aware of material nonpublic information. As a result, you may not pledge your shares as collateral for a loan.

19. Can I hedge my ownership position in Serina?

A: Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds are prohibited by our insider trading policy. Since such hedging transactions allow you to continue to own Serina’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership, you may no longer have the same objectives as Serina’s other shareholders. Therefore, our insider trading policy prohibits you from engaging in any such transactions.

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20. Can I exercise options granted to me under Serina’s equity compensation plans during a trading blackout period or when I possess material nonpublic information?

A: Yes. You may exercise the options and receive shares, but you may not sell the shares (even to pay the exercise price or any taxes due) during a trading blackout period or any time that you are aware of material nonpublic information.

21. Am I subject to trading blackout periods if I am no longer an employee or consultant of Serina?

A: It depends. If your employment with Serina ends during a trading blackout period, you will be subject to the remainder of that trading blackout period. If your employment with Serina ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave Serina, you should not trade in Serina securities if you are aware of material nonpublic information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of our insider trading policy.

22. Can I gift stock while I possess material nonpublic information or during a trading blackout period?

A: It depends. Because of the potential for the appearance of impropriety, you may only make bona fide gifts of our common stock when you are aware of material nonpublic information or during a trading blackout period if (and only if) the gift has been pre-cleared by Serina’s General Counsel or Chief Financial Officer or his or her designee. Whether a gift is truly bona fide will depend on the facts and circumstances surrounding each gift.

23. What if I purchased publicly traded options or other derivative securities before I became a Serina employee or consultant?

A: The same rules apply as for employee stock options. You may exercise the publicly traded options at any time, but you may not sell the securities during a trading blackout period or at any time that you are aware of material nonpublic information.

24. May I own shares of a mutual fund that invests in Serina?

A: Yes.

25. Are mutual fund shares holding Serina common stock subject to the trading blackout periods?

A: No. You may trade in mutual funds holding Serina common stock at any time.

26. May I use a “routine trading program” or “10b5-1 plan”?

A: Subject to the requirements discussed in our insider trading policy and any 10b5-1 trading plan guidelines, eligible persons may use a routine trading program. A routine trading program, also known as a 10b5-1 plan, allows you to set up a highly structured program with your stock broker where you specify ahead of time the date, price, and amount of securities to be traded. If you wish to create a 10b5-1 plan, please contact our legal team.

27. What happens if I violate our insider trading policy?

A: Violating our policies may result in disciplinary action, which may include termination of your employment or other relationship with Serina. In addition, you may be subject to criminal and civil sanctions.

28. Who should I contact if I have questions about our insider trading policy or specific trades?

A: You should contact our General Counsel or Chief Financial Officer.

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